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                                                                 Exhibit 99.1

                    Prudential-Bache Properties, Inc.

                                                               December 6, 1995


Dear Limited Partner:


     It has just come to our attention that a California company named Everest Storage Investors, LLC has commenced a tender offer for 4.9% of the outstanding limited partnership units in Prudential-Bache/Watson & Taylor, Ltd.-1 ("PB/W&T-1"). We are not aware of any similar offer being made currently for the interests in Prudential-Bache/Watson & Taylor, Ltd.-4 ("PB/W&T-4"), but we have recently received a request from a limited partner of PB/W&T-4 for a list of holders of interests in your Partnership for the stated purpose of acquiring additional units in the Partnership.

We have written to the limited partners of PB/W&T-1, stating the following:

     In considering this offer, you should be aware that the Management Committee of [PB/W&T-1] is in the process of considering strategic alternatives with respect to [PB/W&T-1]. These include the possibility of seeking bids for the properties held by [PB/W&T-1], the sale of such properties if an acceptable bid (or bids) is received and the limited partners approve the sale, and the subsequent liquidation of [PB/W&T-1]; and the possibility of restructuring [PB/W&T-1], subject to the approval of the limited partners. No final decision has been reached at this time, and there is no assurance that any specific alternative will be pursued or that any transaction will occur.

     Upon completion of the current deliberations and a decision by the general partners, which is expected to occur later this month, we will promptly communicate the results to you.


You should be aware that the Management Committee of PB/W&T-4 is engaged in a similar process to that described above regarding your Partnership. When a decision is reached, we will promptly communicate the results to you.


Very truly yours,

/s/ Thomas F. Lynch, III

Thomas F. Lynch, III
President